UNITED STATES

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SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF

THE SECURITIES EXCHANGE ACT OF 1934

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GOLD KIST, INC.

(Name of Registrant as Specified In Its Charter)

PILGRIM’S PRIDE CORPORATION

PROTEIN ACQUISITION CORPORATION

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Press Release issued by Pilgrim’s Pride Corporation on October 23, 2006

FOR IMMEDIATE RELEASE

Pilgrim’s Pride Issues Open Letter to Gold Kist Stockholders

Pittsburg, TX. October 23, 2006 — Pilgrim’s Pride Corporation (NYSE: PPC) today issued the following open letter to the stockholders of Gold Kist Inc. (NASDAQ: GKIS):

Dear Gold Kist Stockholder:

As we said on October 12, 2006, we are disappointed in the Gold Kist board’s recommendation, which has failed to recognize both the value our offer affords Gold Kist’s stockholders and the unique opportunity it presents to employees and contract growers. Our offer to acquire all of the outstanding shares of Gold Kist Inc. at $20 per share in cash expires at midnight, New York City Time, October 27, 2006, unless extended.

Since before going public with our offer on August 18, 2006, Pilgrim’s Pride has made it clear that we would prefer to work together with Gold Kist and its board to negotiate a mutually beneficial agreement for both companies’ respective stockholders, employees, business partners and other stakeholders. However, the Gold Kist board’s unwillingness to hold any meaningful discussions with us, as well as other actions on its part, have convinced us that it does not share the same goal. We believe that there are many mischaracterizations in Gold Kist’s 14D-9 filing on October 12, 2006, and we would like to set the record straight.

•	We believe the Gold Kist board is not managing the process in your best interests.

–	We originally sent Gold Kist a confidentiality agreement on August 11, 2006. Gold Kist consistently delayed and as a result there was little progress toward negotiating a confidentiality agreement.

–	Since our receipt of a Gold Kist alternative proposed confidentiality agreement on September 5, 2006, our attorneys stated in numerous conversations with Gold Kist attorneys, among other things, that we could not accept a standstill provision or the equivalent of a standstill provision (one that could jeopardize our ability to commence a tender offer or proxy solicitation). While Gold Kist claims it was willing to forego the standstill provision and deleted the express standstill provision, Gold Kist was unwilling to expressly exempt from the restrictions of the confidentiality agreement the disclosure of information required by Securities and Exchange Commission rules to be disclosed in connection with a tender offer or proxy solicitation. This is in essence a “backdoor” standstill provision.

–	Gold Kist also has been unwilling to confirm to us the materials that it would furnish in response to our information request. When we sent our request to Gold Kist’s financial advisors on September 1, 2006, we noted that we were prepared to begin reviewing the information immediately. To date, we have not had a single discussion or meeting with respect to the list of information to be provided, and we have no idea – even if we were to sign a confidentiality agreement – whether we would receive the information requested.

–	The Gold Kist board and Special Committee of independent directors also reiterated in their press release on October 12, 2006, that they “remain committed to the continuing enhancement and execution of the Company’s strategic business plan, as well as exploration of potential alternatives to maximize stockholder value.” We note that more than two months have passed since Pilgrim’s Pride made its offer public, and we remain the only buyer that has publicly expressed interest in acquiring Gold Kist. Further, Gold Kist’s board of directors has completely excluded Pilgrim’s Pride from its process. If indeed a process is underway, it is clearly in the best interests of Gold Kist stockholders that Pilgrim’s Pride be given the opportunity to participate.

•	While the chicken industry is subject to volatility, our offer reflects a significant premium to normalized conditions.

–	As is widely known, the chicken industry is subject to volatility and there are a number of factors impacting near-term market conditions. Even though industry dynamics improved in the spring and early summer of 2006, in fact, since we made our $20 per share offer public on August 18, 2006, the industry conditions have weakened. The price of boneless breast meat has decreased from $1.47 per pound to a near all-time low of $1.06 per pound.[1] In addition, the price of corn has increased sharply from $2.196 per bushel to $3.126 per bushel over the past two months.[2] These factors negatively affect industry profit margins, which remain below historical industry average performance and Pilgrim’s Pride purposely set its $20 per share offer price for Gold Kist to reflect what we believe is a significant premium to normalized conditions.

•	The Pilgrim’s Pride $20 per share offer provides you with immediate and certain value for your shares.

–	Our offer represents a premium of 55% over Gold Kist’s closing stock price on August 18, 2006, the last day of trading before Pilgrim’s Pride notified Gold Kist’s board of directors in a public letter that it was offering $20 per share in cash for the company.

–	While the Gold Kist board has expressed confidence in its strategic plan and the stand-alone value of the company, we note that prior to our offer, Gold Kist stock was trading at $12.93 per share. In light of ongoing industry volatility, our offer provides certain and immediate value of $20 per share in cash, which is not subject to both the risks inherent in the execution of Gold Kist’s long-term strategic plan or the many uncertainties of the poultry industry.

–	Gold Kist’s stock price, on average, has been approximately 50% of the Pilgrim’s Pride stock price since Gold Kist’s initial public offering in 2004.3 While stocks in our industry are subject to significant volatility, applying this average relative trading value of 50% to Friday, October 20, 2006, Pilgrim’s Pride closing stock price of $25.52 implies a Gold Kist stock price of approximately $12.94. (We note that the Gold Kist stock price prior to our offer was $12.93 per share.) Thereby, our offer still represents an approximately 55% premium to this implied Gold Kist stock price.

•	We are attempting to preserve your ability to elect a new board majority and negate a lawsuit which seeks to entrench Gold Kist management and delay your opportunity to receive cash for your shares.

–	We believe Gold Kist is attempting to entrench its management and board and deny stockholders the opportunity to receive $20 in cash per share. Rather than negotiate a confidentiality agreement, furnish information requested more than six weeks ago, or attempt to negotiate a merger agreement, Gold Kist instead filed a lawsuit against Pilgrim’s Pride. This lawsuit seeks to limit Gold Kist stockholders’ ability to vote in favor of Pilgrim’s Pride’s nominees. We believe this is another attempt by Gold Kist’s board to entrench itself and delay your ability to receive cash for your shares. If the current Gold Kist directors continue to stand between you and our offer, we will vigorously defend against this lawsuit in order to preserve your right to elect a new board majority.

•	We are confident that the conditions necessary to consummate the transaction can be met.

–	Pilgrim’s Pride has made tangible progress toward consummating this transaction. As we announced on October 16, 2006, we have received the requisite consents from approximately 99% of the holders of Gold Kist’s outstanding debt. In addition, the Department of Justice has granted early termination under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

•	Pilgrim’s Pride respects Gold Kist’s growers and intends to honor their existing contracts.

–	From the outset of our offer, we have said that we intend to honor all existing grower contracts. We agree with Gold Kist Chief Executive Officer John Bekkers, who has said that good people are important to the ongoing success of the business.4 We are proud of our positive working relationships with our own growers, which should give Gold Kist growers confidence that we would approach our relationships with them in the same spirit. And for Gold Kist growers who are stockholders, we urge you to support our tender offer.

It is important all Gold Kist stockholders understand our genuine attempts to negotiate a mutually beneficial transaction with the Gold Kist board. Your board’s refusal to act in your best interests left us no choice but to commence our tender offer for Gold Kist shares.

Now you have the opportunity to act in your own best interests. You can send a clear message to the Gold Kist board by voicing your support for our offer and tendering your shares.

Our tender offer is scheduled to expire at midnight, New York City Time, on Friday, October 27, 2006, unless extended. Your board of directors has rejected our offer and refused even to discuss our offer with us. It is clear that reaching an agreement quickly would be in the best interests of all stockholders and all other constituencies.

The choice is yours. Please tender your shares today. If you have any questions or require assistance in tendering your shares, please contact our information agent, Innisfree M&A Incorporated, at 877-687-1874 (toll free from the U.S. and Canada).

Sincerely,

PILGRIM’S PRIDE CORPORATION

/s/ Lonnie “Bo” Pilgrim

Lonnie “Bo” Pilgrim

Chairman

[1]	Based on Urner Barry Northeast Market data, August 18, 2006, and October 20, 2006, respectively, Urner Barry Publications, Inc. Boneless Breast refers to Boneless Skinless Breast Tender Out.
[2]	Corn prices based on nearby-contract price on CBOT, August 18, 2006 and October 20, 2006, respectively.
[3]	The average ratio of GKIS’s closing stock price to PPC’s closing stock price from October 7, 2004, the date of GKIS’s IPO, through August 18, 2006, the last day of trading before PPC made public its all cash $20 per share offer for GKIS, has been 0.507:1.00 (average ratio defined as the daily average of the relative stock prices over the measurement period).
[4]	Suwannee Democrat, September 18, 2006.

Pilgrim’s Pride has obtained financing for the tender offer through a combination of an amendment to its existing credit facility and a commitment letter for an additional credit facility from Lehman Brothers Inc.

Pilgrim’s Pride’s tender offer is scheduled to expire at midnight, New York City Time, on Friday, October 27, 2006, unless extended.

Baker & McKenzie LLP and Morris, Nichols, Arsht & Tunnell, LLP are acting as legal counsel and Credit Suisse, Legacy Partners Group LLC and Lehman Brothers Inc. are acting as financial advisors to Pilgrim’s Pride. Innisfree M&A Incorporated is acting as information agent for Pilgrim’s Pride’s offer.

Pilgrim’s Pride Corporation

Pilgrim’s Pride Corporation is the second-largest chicken producer in the United States and Mexico and the largest chicken producer in Puerto Rico. Pilgrim’s Pride employs approximately 40,000 people and has major operations in Texas, Alabama, Arkansas, Georgia, Kentucky, Louisiana, North Carolina, Pennsylvania, Tennessee, Virginia, West Virginia, Mexico and Puerto Rico, with other facilities in Arizona, Florida, Iowa, Mississippi and Utah.

Pilgrim’s Pride products are sold to foodservice, retail and frozen entree customers. The Company’s primary distribution is through retailers, foodservice distributors and restaurants throughout the United States and Puerto Rico and in the Northern and Central regions of Mexico. For more information, please visit http://www.pilgrimspride.com.

Forward-Looking Statements:

Statements contained in this press release that state the intentions, plans, hopes, beliefs, anticipations, expectations or predictions of the future of Pilgrim’s Pride Corporation and its management, including as to the expected benefits of the proposed transaction with Gold Kist, are forward-looking statements. It is important to note that the actual results could differ materially from those projected in such forward-looking statements. Factors that could cause actual results to differ materially from those projected in such forward-looking statements include: matters affecting the poultry industry generally, including fluctuations in the commodity prices of feed ingredients, chicken and turkey; additional outbreaks of avian influenza or other diseases, either in our own flocks or elsewhere, affecting our ability to conduct our operations and/or demand for our poultry products; contamination of our products, which has recently and can in the future lead to product liability claims and product recalls; exposure to risks related to product liability, product recalls, property damage and injuries to persons, for which insurance coverage is expensive, limited and potentially inadequate; changes in laws or regulations affecting our operations or the application thereof; competitive factors and pricing pressures or the loss of one or more of our largest customers; currency exchange rate fluctuations, trade barriers, exchange controls, expropriation and other risks associated with foreign operations; management of our cash resources, particularly in light of our leverage, and restrictions imposed by and as a result of, our leverage; inability to complete the proposed acquisition or effectively integrate Gold Kist’s business or realize the associated cost savings and operating synergies currently anticipated; and the impact of uncertainties of litigation as well as other risks described under “Risk Factors” in our Annual Report on Form 10-K and subsequent filings with the Securities and Exchange Commission. Pilgrim’s Pride Corporation undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Important Legal Information

This press release is provided for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any securities of Gold Kist. Any offers to purchase or solicitation of offers to sell Gold Kist shares will be made only pursuant to the tender offer statement (including the offer to purchase, the letter of transmittal and other offer documents) filed with the Securities and Exchange Commission (“SEC”) on September 29, 2006. Gold Kist stockholders are advised to read these documents and any other documents relating to the tender offer that are filed with the SEC carefully and in their entirety because they contain important information. Gold Kist stockholders may obtain copies of these documents for free at the SEC’s website at www.sec.gov or by calling Innisfree M&A Incorporated, the Information Agent for the offer, at 877-687-1874 (toll free from the U.S. and Canada).

Pilgrim’s Pride currently intends to solicit proxies for use at Gold Kist’s 2007 Annual Meeting of Stockholders, or at any adjournment or postponement thereof, to vote to increase the number of directors constituting Gold Kist’s entire board to 15 and fill nine positions on the expanded board with nominees of the president and chief executive officer of Pilgrim’s Pride. Investors and security holders are urged to read the proxy statement and other disclosure documents regarding the proposed transaction, when they are filed, because they will contain important information. These disclosure documents will be filed with the SEC by Pilgrim’s Pride Corporation and security holders may obtain a free copy of these disclosure documents (when they become available) and other documents filed with the SEC by Pilgrim’s Pride Corporation at the SEC’s web site at www.sec.gov. The disclosure documents filed with the SEC by Pilgrim’s Pride Corporation may also be obtained for free by directing a request to Pilgrim’s Pride Corporation at 4845 U.S. Highway 271 N, Pittsburg, Texas, 75686 Attn. Secretary. The identity of people who, under SEC rules, may be considered “participants in a solicitation” of proxies from Gold Kist stockholders for use at its 2007 Annual Meeting of Stockholders and a description of their direct and indirect interest in the solicitation, by security holdings or otherwise, is contained in the Form 425 filed by Pilgrim’s Pride with the SEC on August 24, 2006.

Contacts:

Joele Frank / Steve Frankel

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449